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EDITED TRANSCRIPT

EVENT DATE/TIME: JUNE 26, 2025 / 9:00PM GMT

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JUNE 26, 2025 / 9:00PM, AOUT.OQ - Q4 2025 American Outdoor Brands Inc Earnings Call

CORPORATE PARTICIPANTS
Liz Sharp American Outdoor Brands Inc - Vice President - Investor Relations
Brian Murphy American Outdoor Brands Inc - President, Chief Executive Officer, Director
H. Andrew Fulmer American Outdoor Brands Inc - Chief Financial Officer, Executive Vice President, Treasurer

CONFERENCE CALL PARTICIPANTS
Alex Sturnieks Lake Street Capital Markets - Analyst
Matthew Koranda ROTH Capital - Analyst

PRESENTATION
Operator
Good day, everyone, and welcome to American Outdoor Brands, Inc. fourth quarter and full year fiscal 2025 financial results conference call. This call is being recorded. At this time, I would like to turn the call over to Liz Sharp, Vice President of Investor Relations, for some information about today’s call.

Liz Sharp - American Outdoor Brands Inc - Vice President - Investor Relations
Thank you, and good afternoon.

Our comments today may contain predictions, estimates, and other forward-looking statements. Our use of words like anticipate, project, estimate, expect, intend, should, could, indicate, suggest, believe, and other similar expressions is intended to identify those forward-looking statements.

Forward-looking statements also include statements regarding our product development, focus, objectives, strategies, and vision; our strategic evolution; our market share and market demand for our products; market and inventory conditions related to our products and in our industry in general; and growth opportunities and trends.

Our forward-looking statements represent our current judgment about the future, and they are subject to various risks and uncertainties. Risk factors and other considerations that could cause our actual results to be materially different are described in our securities filings. You can find those documents, as well as a replay of this call, on our website at aob.com.

Today’s call contains time sensitive information that is accurate only as of this time, and we assume no obligation to update any forward-looking statements. Our actual results could differ materially from our statements today.

I have a few important items to note about our comments on today’s call. First, we reference certain non-GAAP financial measures. Our non-GAAP results exclude amortization of acquired intangible assets, stock compensation, technology implementation, non-recurring inventory reserve adjustments, other costs, and income tax adjustments.

The reconciliation of GAAP financial measures to non-GAAP financial measures, whether they are discussed on today’s call, can be found in our filings as well as today’s earnings press release, which are posted on our website. Also, when we reference EPS, we are always referencing fully diluted EPS.

Joining us on today’s call is Brian Murphy, President and CEO, and Andy Fulmer, CFO. And with that, I will turn the call over to Brian.

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JUNE 26, 2025 / 9:00PM, AOUT.OQ - Q4 2025 American Outdoor Brands Inc Earnings Call

Brian Murphy - American Outdoor Brands Inc - President, Chief Executive Officer, Director
Thanks, Liz, and thanks everyone for joining us today.

Fiscal 2025 marked a pivotal chapter in the American Outdoor Brands' story. Our performance not only exceeded expectations, it delivered compelling evidence that the roots of our long-term strategy have taken hold.

Across all key metrics, we saw outperformance, fueled by innovation, disciplined execution, and leveraging our agile platform. Perhaps most importantly, we continued to demonstrate that our brands have significant runway for growth, expanding their reach into new categories, customers, and geographies.

At the core of everything we do is our mission: to deliver innovative solutions for the moments that matter. This could be on the lake, in the woods, or at home on the patio. This mission is anchored in a clear and compelling vision to reshape how consumers engage with, and experience, their favorite outdoor activities.

Since our spinoff in 2020, we’ve been dedicated to building a focused, agile business that brings our mission and vision to life. We’ve done this by creating repeatable innovation, expanding distribution, elevating awareness of our brands, strengthening margins, and laying the groundwork for long-term sustainable value even in the face of a dynamic external environment.

We believe fiscal 2025 clearly demonstrated the result of that focus. We achieved net sales growth of over 10%, gross margin growth of 60 basis points, adjusted EBITDA growth of 81%, double-digit growth in our Outdoor Lifestyle category, and double digit growth in our traditional and international sales channels.

Our performance this year is the direct result of our relentless commitment to innovation. By continually introducing differentiated, IP-protected products that resonate with outdoor consumers, we have not only fortified the strength of our brands, but also deepened our partnerships with key retailers who seek instant, turn-key access to a portfolio of brands that drives foot traffic and pull-through.

Over the course of the year, we launched a range of standout new products that reflect both the strength and breadth of our innovation pipeline. Here are three highlights. BUBBA SFS Lite. Our latest smart fish scale introduces BUBBA’s gamification platform to a broader market of everyday anglers at an attractive price point. Designed to enhance BUBBA’s appeal as a lifestyle brand that crosses both freshwater and saltwater markets, the SFS Lite extends the reach of our subscription model to over 50 million anglers in the US.

Caldwell ClayCopter. This revolutionary new target system for shotgun sports combines a handheld electric thrower with biodegradable discs, making range visits easier, more exciting, and more environmentally friendly.

Lastly, the Grilla Pie-Ro. Grilla’s first pizza oven expands the brand into a new product category. The Pie-Ro is the first self-monitoring, pellet-fed, outdoor pizza oven with a rotating stone, that eliminates burn spots and delivers true wood-fired flavor and perfectly balanced baking with the push of a button – all in as little as two minutes.

The momentum we experienced in fiscal 2025 wasn’t isolated to any one product. It was consistent and broad-based. The new products I just mentioned, combined with continued demand for established product offerings from our other leading brands, such as MEAT! Your Maker and BOG, drove our net sales results throughout the year. This demand proved especially meaningful as the year progressed and broader concerns emerged around inflation, shifting consumer behavior, and the impact of tariff-driven price increases.

We believe these external pressures prompted many retailers to accelerate order placements in the last few weeks of our fiscal year in April. These actions occurred after several new tariff policies were put into place that would likely lead to near-term price

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JUNE 26, 2025 / 9:00PM, AOUT.OQ - Q4 2025 American Outdoor Brands Inc Earnings Call
adjustments across our markets. While some of this activity reflects a degree of demand pull-forward, we believe this dynamic also underscores the confidence retailers have in our ability to deliver innovation that drives store traffic and category growth.

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JUNE 26, 2025 / 9:00PM, AOUT.OQ - Q4 2025 American Outdoor Brands Inc Earnings Call

Despite certain macroeconomic factors, we believe the momentum from fiscal 2025 points to something deeper than short-term market noise. It reflects a durable consumer affinity for our brands and a growing recognition of the differentiated value we bring to the outdoor market.

This August, we celebrate five years as a standalone public company – a milestone that reflects not just the passage of time, but the transformation we’ve achieved. Looking back, I’m incredibly proud of how far we’ve come. When we first set out on this journey, we were largely concentrated in the shooting sports industry, selling almost exclusively to the US domestic market, and we distributed the bulk of our products through traditional brick and mortar retailers.

We set a bold strategy to evolve into an innovation-driven company that delivers sustained growth, with expanded reach into diverse markets and across multiple distribution channels. So, let’s look at where we are today.

Outdoor Lifestyle versus Shooting Sports. Outdoor Lifestyle has grown from 46% of net sales in FY20 to 57% today. International versus Domestic. International has grown from 4% of net sales in FY20 to 6.5% today. e-Comm versus Traditional. e-Comm has grown from 32% in FY20 to 38% today. We’ve added two new brands to our portfolio: MEAT! Your Maker and Grilla. One developed and launched entirely in-house, the other we acquired, and both of which significantly grew our DTC sales from roughly 3% to now representing over 13% of our total net sales.

New products have proven to be a critical driver of growth. Sales from new products introduced after FY20 have delivered a five-year compound annual growth rate of over 40%, while combining to represent roughly 50% of our net sales in FY25. We took steps to protect future revenue, securing 170 new patents, growing our patent portfolio by over 65%.

We have generated what I believe is the strongest new product pipeline in our company’s history. And lastly, our business model – designed to be agile and asset-light – is yielding meaningful operating leverage.

So, as we look ahead, we acknowledge that the tariff landscape continues to evolve. While the broader policy environment remains fluid, we are proactively mitigating potential risks through a disciplined, multi-pronged approach – much like the playbook we developed to navigate the 301 tariffs, first introduced in 2018.

We’ve partnered with our vast supply chain network to identify flexible sourcing solutions designed to preserve both product quality and margin integrity. At the same time, we’ve implemented selective pricing adjustments to help offset cost pressures, where appropriate.

We believe these efforts have not only strengthened our supplier relationships but also enhanced our ability to adapt to an increasingly complex global trade environment. As we noted last quarter, the core strengths of our operating model – namely, our innovation velocity, operational agility, and deep vendor partnerships – position us well to manage uncertainty and near-term turbulence while staying focused on long-term execution.

We remain committed to controlling what we can control, and we believe this mindset will continue to serve us well as we navigate fiscal 2026.

Before I close, I want to recognize the people behind our achievements. At AOB, our values of honesty, respect, responsibility, discipline, collaboration, open-mindedness, and resourcefulness are more than just words. These values shape how we operate, how we lead, and how we show up for one another and for our customers.

I’m proud of our team’s resilience, commitment, and drive to build something enduring. I believe their passion and purpose has created a unique culture of extreme ownership and performance. I’ve never been more energized by the talent around me, the values we share, and the breakthroughs we’re preparing to deliver.

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JUNE 26, 2025 / 9:00PM, AOUT.OQ - Q4 2025 American Outdoor Brands Inc Earnings Call
With that, I’ll turn it over to Andy to walk through the financial results.

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JUNE 26, 2025 / 9:00PM, AOUT.OQ - Q4 2025 American Outdoor Brands Inc Earnings Call

H. Andrew Fulmer - American Outdoor Brands Inc - Chief Financial Officer, Executive Vice President, Treasurer
Thanks Brian.

In fiscal 2025, we delivered net sales and profitability above our expectations, and maintained a strong balance sheet, all while continuing to return capital to shareholders through our share repurchase program. We ended the year with several achievements and highlights, so let me walk you through the details.

Net sales for the year were $222.3 million, an increase of 10.6% compared to fiscal 2024, driven by growth in every sales channel and category. Our traditional channel net sales grew by 18.1%, and our e-commerce net sales increased slightly compared to last year.

As a reminder, our ecommerce channel includes direct-to-consumer sales from our own websites, as well as sales by online retailers that do not have brick-and-mortar stores. Our direct-to-consumer net sales for fiscal '25 were $29.6 million compared to $29.1 million last year. Domestic net sales increased by almost 10%, while our international net sales grew 20% compared to fiscal 2024.

Turning now to our sales categories. In our Outdoor Lifestyle category, which consists of products related to hunting, fishing, outdoor cooking, and rugged outdoor activities, net sales grew by 16.2%, driven mainly by sales in our BUBBA, MEAT! Your Maker, and BOG brands.

In our Shooting Sports category, which includes solutions for target shooting, aiming solutions, safe storage, cleaning and maintenance, and personal protection, net sales grew by 3.8% compared to last year, driven mainly by sales in our Caldwell brand.

It’s worth noting that one of our long-term strategic goals is to grow our Shooting Sports business by expanding into more stable product categories, such as shotgun sports. We made great progress on that objective in fiscal 2025 with the launch of our Caldwell ClayCopter, which is getting great traction at retail.

On a quarterly basis, net sales in Q4 came in well ahead of our expectations at $61.9 million, almost 34% above the prior year quarter. As Brian indicated, retailers accelerated their order placements in the last few weeks of our fourth quarter. We believe this effectively pulled forward approximately $8 to $10 million of net sales we had originally included in our fiscal 2026 outlook.

Even without that acceleration, our fourth quarter still would have come in ahead of our expectations at about $53 million, a great result. We’re also pleased that our Outdoor Lifestyle category delivered 53% year-over-year growth in Q4, and Shooting Sports delivered 15.7% year-over-year growth.

Turning to gross margin. Fiscal '25 gross margins increased 60 basis points over fiscal 2024 to 44.6%, as expected. The increase was mainly due to higher sales volumes, partially offset by higher tariff and freight costs. We’re pleased with this result, which is consistent with our long-term target for gross margins in the mid 40s.

Turning now to operating expenses. For the full year, GAAP operating expenses totaled $99.4 million, a slight decrease from $100.9 million in the prior year. As a percentage of net sales, we improved efficiency by reducing operating expenses from 50% to 45%, reflecting strong operating leverage. This 500 basis point improvement was primarily driven by lower intangible amortization and reduced legal expenses, partially offset by increased variable costs in selling, distribution, and employee compensation.

It’s important to note that within variable costs, our labor component actually decreased as a percentage of sales. This improving labor efficiency is a validation of our decision to invest in our footprint by taking over the full lease at our Missouri facility in fiscal 2024.

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JUNE 26, 2025 / 9:00PM, AOUT.OQ - Q4 2025 American Outdoor Brands Inc Earnings Call
I am pleased with our OpEx improvement in fiscal 2025, which reflects our disciplined approach to consistently avoiding unnecessary expenses. This philosophy helps us maintain a lean, agile, and asset-light model that can adapt to change without requiring abrupt cost cuts.

Non-GAAP operating expenses for fiscal 2025 were $86.9 million, compared to $84.1 million last year. Non-GAAP operating expenses exclude intangible amortization, stock compensation, and certain non-recurring expenses as they occur.

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JUNE 26, 2025 / 9:00PM, AOUT.OQ - Q4 2025 American Outdoor Brands Inc Earnings Call

GAAP EPS for fiscal '25 was a loss of $0.01, compared to a loss of $0.94 in the prior year, while Non-GAAP EPS in fiscal 2025 was $0.76 compared to
$0.32 in fiscal 2024. Our fiscal '25 figures are based on our fully diluted share count of approximately 12.8 million shares and for fiscal 2026, we expect our fully diluted share count will be about 12.9 million shares, outside of any share buybacks that may occur. Full year Adjusted EBITDA in fiscal 2025 was $17.7 million, up 80.8% over fiscal 2024.

Turning to the balance sheet and cash flow. We continued to strengthen our balance sheet, ending the quarter with cash of $23.4 million and no debt, after repurchasing approximately $3.8 million of our common stock.

During fiscal 2025, we generated cash from operations of $1.4 million, which was lower than last year. You’ll recall that last year, we cleared out some slow-moving inventory in Q4, taking our inventories to fairly low levels. This year, we brought inventories up to more normal levels, and we purposely invested in the new products Brian described earlier.

An increase of $13.6 million in accounts receivable resulted from the strong order volume we received in the last three weeks of the year. That order volume also drove our inventories down at year end to $104.7 million.

Looking ahead to fiscal 2026, we expect inventory seasonality similar to fiscal 2025. We expect inventory to increase in Q1 and Q2 as we prepare for hunting and holiday seasons, and then decrease in Q3 and Q4, with a target to end fiscal 2026 at about $100 million. Our balance sheet remains strong and debt free. We ended the year with no balance on our $75 million dollar line of credit, so as of Q4, we have total available capital of roughly $115 million.

Turning to capital expenditures: we ended the year with capex of $3.9 million, and for fiscal 2026, we expect to spend about the same amount – mainly for product tooling, maintenance, and patent investments. Lastly, we continue to return capital to our shareholders through our share repurchase program. During fiscal 2025, we repurchased roughly 374,000 shares of common stock at an average price of $10.11 per share. And at year end, we still had roughly $7.2 million of availability remaining on our $10 million share repurchase program, which runs through September 2025.

Now turning to our outlook. Our POS trends have remained strong on a relative basis, reflecting ongoing underlying demand for our products, and indicating that our innovation continues to break through. In fact, one key retail partner recently shared that our new ClayCopter has already generated more sales than all other clay throwers combined. It’s a great moment to be powered by a strong innovation engine.

That said, the macro environment remains uncertain and tariff policies continue to evolve, and the impact of those factors on consumer behavior – particularly in the back half of the year – remains unknown. In addition, we believe many retailers across the consumer goods landscape have built up their inventories in anticipation of tariff-driven price increases from suppliers.

As a result, we would not be surprised to see a more conservative posture from them, focusing on optimizing current inventory levels and closely monitoring consumer demand. Given this uncertainty, alongside the acceleration of orders from fiscal 2026 into our fiscal 2025 results, we are suspending our previously issued net sales guidance for fiscal 2026.

This decision reflects prudence, not a change in conviction. The strategic achievements Brian outlined, along with our strong balance sheet, debt-free position, and flexible capital allocation strategy, give us the agility we believe is critical in navigating the year ahead.

Let me share some thoughts on how we’re approaching fiscal 2026. First, seasonality. Our business is seasonal in nature, with Q1 typically coming in as our as the lowest net sales quarter, Q2 and Q3 as the highest net sales quarters, and Q4 coming in higher than Q1. We expect this pattern will continue in fiscal 2026. However, the acceleration of orders that we experienced at the end of Q4 will have an outsized impact on our first quarter net sales, and to a lesser degree the remainder of the year.

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JUNE 26, 2025 / 9:00PM, AOUT.OQ - Q4 2025 American Outdoor Brands Inc Earnings Call
Next, turning to gross margins, I’ll begin by discussing the current tariff landscape and our existing efforts to minimize the impact of additional tariffs on our gross margins.

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JUNE 26, 2025 / 9:00PM, AOUT.OQ - Q4 2025 American Outdoor Brands Inc Earnings Call

As we’ve discussed before, the majority of our products are manufactured in China by supply chain partners with whom we have long-standing relationships. Some of our products are impacted by the Section 301 China tariffs, which were enacted in 2018 with tariff rates of 7.5% or 25%.

More recently, we are impacted by two additional tariffs. First, the Steel and Aluminum tariffs under Section 232, with a rate set at 50%. These tariffs impact a small number of our products, mainly grills. Second, the IEEPA tariffs which are set at an incremental 30% and that includes 10% reciprocal and 20% fentanyl. These tariffs impact the remainder of our China-sourced products that are not subject to the Section 232 tariffs.

We’ve assessed all of our products and we have moved the small number of those that we know today will clearly benefit from long-term production outside of China. However, since the majority of our products are impacted by the IEEPA tariffs, and those are not yet finalized, outcomes from ongoing tariff negotiations could greatly drive a preference-shift across multiple countries of origin.

So, we have worked closely with our suppliers and we have mapped out transition plans for the balance of our product portfolio, positioning us to rapidly shift production, as needed, to countries outside of China such as Vietnam, Cambodia, Indonesia, and Thailand, among others, within 6- to 12 months of making that decision.

As a reminder, the higher tariff costs are capitalized as variances into inventory at the time of purchase, and these variances are amortized to the P&L based on inventory turns. As such, for fiscal 2026, we expect that the higher tariff costs will begin to have a larger impact on our income statement in Q3 and into Q4.

Our supply chain efforts are currently focused on sourcing products that preserve our strong margins while meeting our high quality standards. We benefit from long-standing, collaborative relationships with suppliers who have helped share in the additional tariff burden and supported our efforts to explore sourcing opportunities outside of China, an initiative that may help mitigate the effects of the IEEPA tariffs.

As we assess those opportunities, our asset-light model, which includes ownership of our intellectual property and tooling gives us the agility to make timely adjustments across our supply chain. That flexibility allows us to remain focused on sourcing high-quality products at the most competitive total cost, regardless of country of origin.

In addition to our supply chain efforts, we have implemented price increases to help offset the higher tariff costs. Looking ahead, we will continue to monitor our product categories to ensure our pricing remains competitive. We believe our strong IP-protected products afford us a level of protection at the retail counter.

Lastly, with regard to OpEx. We remain committed to disciplined cost management, focusing on what we can control while continuing to invest in R&D, sales, and marketing to drive long-term growth. As a reminder, with our fifth anniversary, we will no longer qualify as an Emerging Growth Company. As such, we expect to incur approximately $1 million in additional annual public company costs beginning in fiscal 2026.

In a related note, I am happy to share that based on a preliminary list of additions posted on June 6, we are slated to join the Russell 3000 Index and the small-cap Russell 2000 Index effective when the US stock market opens on June 30.

We are honored to rejoin the Russell. Our inclusion enhances our visibility within the investment community and reflects our continued focus on creating lasting, sustainable value for our shareholders.

In closing, we are extremely pleased with the degree of strength and flexibility we have built into our business. As we navigate fiscal 2026, we believe we have the tools to remain agile, responsive, and well-positioned for long-term growth,

And with that, operator, please open the call for questions from our analysts.

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JUNE 26, 2025 / 9:00PM, AOUT.OQ - Q4 2025 American Outdoor Brands Inc Earnings Call

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JUNE 26, 2025 / 9:00PM, AOUT.OQ - Q4 2025 American Outdoor Brands Inc Earnings Call

QUESTIONS AND ANSWERS
Operator
(Operator Instructions)

Mark Smith, Lake Street Capital Markets.

Alex Sturnieks - Lake Street Capital Markets - Analyst
Alex Sturnieks on the line for Mark Smith today. First one for me. You mentioned a little bit about the $8 million to $10 million of fiscal '26 demand that was pulled into Q4. Could you provide some more color on that? And then given that pull-forward into Q4, what else are you seeing early on in Q1 in terms of consumer discretionary spend?

H. Andrew Fulmer - American Outdoor Brands Inc - Chief Financial Officer, Executive Vice President, Treasurer
Yes. Alex, this is Andy. I'll take part of this and then Brian can jump in, too. So yes, the $8 million to $10 million, again, we -- when we look back at Q4, our retailers, to the best of our knowledge, were kind of faced with future price increases from suppliers across the board. So many of our retailers were giving their buyers an allotment of open-to-buy dollars to invest in key brand inventory prior to those prices going up. So we benefited from that.

So our -- if you take a look at kind of our workhorse brands, those were the brands that were in high demand, and we're seeing really good pull-through now at retail. So if you think BUBBA, Caldwell, BOG, those were the brands. And it's kind of a mixture of both in-line replans and some of the new products that Brian talked about.

Alex Sturnieks - Lake Street Capital Markets - Analyst
Okay. And then the early Q1 trends for consumer discretionary spend?

H. Andrew Fulmer - American Outdoor Brands Inc - Chief Financial Officer, Executive Vice President, Treasurer
Yes. So our --

Brian Murphy - American Outdoor Brands Inc - President, Chief Executive Officer, Director
Consumer, he said.

H. Andrew Fulmer - American Outdoor Brands Inc - Chief Financial Officer, Executive Vice President, Treasurer
Oh, sorry.

Brian Murphy - American Outdoor Brands Inc - President, Chief Executive Officer, Director
You said for consumer discretionary spend?

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JUNE 26, 2025 / 9:00PM, AOUT.OQ - Q4 2025 American Outdoor Brands Inc Earnings Call

Alex Sturnieks - Lake Street Capital Markets - Analyst
Correct.

Brian Murphy - American Outdoor Brands Inc - President, Chief Executive Officer, Director
Yes. I'll start there. So the -- like we alluded to in the prepared remarks, our POS is very strong, and it's across the board. And so we're seeing a healthy trend that continued from last year into now this new fiscal year. So that's a great sort of underlying foundation for us.

It's more the sort of, I'll call it, the bumpiness that's happening at the surface related to how retailers are trying to defend their inventory positions and kind of navigate their way through the policy changes. But overall, our products are clearly resonating with consumers and couldn't be happier about that.

Alex Sturnieks - Lake Street Capital Markets - Analyst
That's helpful. And then next one for me. This quarter, it looks like traditional really outperformed. Can you help unpack what drove the strength in that channel? Was this more load-in related or something more structural?

Brian Murphy - American Outdoor Brands Inc - President, Chief Executive Officer, Director
You know what, it's a little bit of two things. So it is load in -- part of that is load-in related where traditionally, when we launch new products, traditional retailers actually do the best job of launching those products, whereas on e-commerce, think of like an Amazon, for example, so much of that buying behavior and those decisions are made via social proof, right? If it has a large number of reviews and it's got 5 stars, I'm more likely to buy it.

And so traditionally, e-comm has just not done as good of a job of launching new products. So traditional usually takes the lead when it comes to some of the newer ones, especially some of the foundational ones we just launched. So I think it's just the nature of that dynamic for now, although I fully expect e-comm will catch up to that. And then what was the -- you had a second part of the question? Sorry, if I missed it.

Alex Sturnieks - Lake Street Capital Markets - Analyst
No, you hit that one on the head there. And then just last one for me. Previously, you've mentioned there are some opportunities on M&A to bolster the outdoor lifestyle products. Just curious on your thoughts around the current M&A environment and your appetite there. And then also, are you looking at any other additional uses of capital?

Brian Murphy - American Outdoor Brands Inc - President, Chief Executive Officer, Director
Yes. Great question. We absolutely pride ourselves in having a clean balance sheet and capacity to go do some deals. We've been waiting very patiently. We didn't get caught up in the flurry that probably was very exciting to get caught up into a few years ago knowing that at some point, things would have to level out. And so we're in a great position to continue to look at acquisitions.

We are seeing a pickup in volume, less so banker-led deals, more companies that we have facilitated a direct relationship with, who are just honestly, out of their skis. They're struggling with their supply chain side. They're struggling with maintaining shelf space. They're struggling with innovation. And I think there's a lot -- they see that there's a lot we can bring to the table there as an acquirer.

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JUNE 26, 2025 / 9:00PM, AOUT.OQ - Q4 2025 American Outdoor Brands Inc Earnings Call

So we actually have quite a few ongoing conversations currently. And a number of those would make nice tuck-in acquisitions for us at very, very attractive prices. So certainly, there's opportunity there. But again, like we always do, we don't go after everything. We want to be very cautious and make sure that 1 plus 1 equals 3 or more.

Operator
Matt Koranda, ROTH Capital.

Matthew Koranda - ROTH Capital - Analyst
Just wanted to make sure I understand the -- or can pinpoint the reason for the withdrawn guidance. So after the pull-forward in orders that you saw, did you actually see a pause in retail order flow in, call it, the late April, May, early June time frame? What does sort of order activity look like with your retail customers currently?

Brian Murphy - American Outdoor Brands Inc - President, Chief Executive Officer, Director
Matt, it's Brian. So that's pretty accurate. I would say the three weeks of orders towards the end of our fiscal year, those were orders that we had anticipated receiving in the first few months of Q1. So they really were accelerated into our Q4. With that said, Q1 was off to a slower start because those orders obviously took place just before that.

With that said, the underlying POS trends, again, remain very, very strong. So as those two begin to converge, as retailers continue to see the sell-through of our products, Andy alluded to one large retailer just giving a hat tip to the Caldwell ClayCopter outselling their other clay throwers combined. So the strength is there. I think it's just going to take them kind of selling that through and then coming back.

I think they're also -- just from their perspective, from the retailers, they're trying to, again, navigate this environment with their own balance sheets. And one of the key themes we've seen coming out of the destocking that occurred two years ago is, generally, they want to maintain lower levels of inventory.

They don't want to get -- they want to have too high like they did before. And we're also seeing them shift their preference towards a fewer number of brands, but where they're seeing a lot of traction, especially where that -- they bring in foot traffic. So that's where we believe we're very, very well positioned.

We actually see it as a positive that we were -- our retailers came to us off the bat asking for these opportunities, which, by the way, came without any discounting and things like that, which is purely organic. So I'm not worried about it per se, but the -- certainly, in Q1, we started off a little bit slower just because of the differences in timing.

Matthew Koranda - ROTH Capital - Analyst
Okay. That helps clarify a little bit. Also curious, I guess, you alluded to it in your answer just now, but -- so POS has been strong and there's been a pause in sort of order activity, I guess, that maybe creates a little bit of an air pocket in the first quarter. Like what do your retail customers need to see before they come back to the well? Is it just a thinning out of inventory?

And so as they cycle through stuff over a quarter or so, they'll come back to the well as long as POS looks normal? Do they need other things to be happening? Maybe just a little bit more on what you think drives them back for kind of the replenishment later in the fiscal year in '26?

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JUNE 26, 2025 / 9:00PM, AOUT.OQ - Q4 2025 American Outdoor Brands Inc Earnings Call

Brian Murphy - American Outdoor Brands Inc - President, Chief Executive Officer, Director
Yes. I think they're trying to balance -- obviously, these retailers sell thousands and thousands of different products from different vendors, and they're trying to manage that overall portfolio. Again, I think it goes back to which of the brands and products that have strong sell-through. Those are going to take the priority. And then I think they also go down to the price, right?

Am I seeing a significant increase in price here? Or can I get it close to where I could three or six months ago? And I think that's driving a lot of their repurchase behavior. I think that we're well positioned there to continue to capture that.

But going back to the suspending guidance, it's -- what they've communicated to us is that, look, there's going to be some lumpiness ahead. As we continue to navigate this, not sure what's going to happen with the IEEPA tariffs. A lot of -- remember, too, a lot of these retailers have their own private label businesses, and they can range from anywhere from 5% of their total net sales to I've seen as high as 30% to 40% of their net sales.

So they're also sourcing a lot of this product directly. And they, in some cases, have just limited supply chains and ability to move things. So they're trying to manage those pieces. But going back to AOB, where do we fit in with that? I think it's -- I mean it's possible we'll see some lumpiness, which just gives us a little bit less visibility. But overall, again, I'm encouraged by that underlying strength and what we're seeing with the consumer pull-through.

Matthew Koranda - ROTH Capital - Analyst
Okay. Maybe just one other one on the near-term sales commentary that you gave. I guess just so you level set everybody that's on the call, maybe if we think about first quarter in a normal environment, probably would have been kind of in line with the prior guidance in the mid-single-digit percentage growth range.

If we just take that and then strip out sort of the $8 million to $10 million in pull- forward that we saw, is that directionally the right way to think about the first quarter as things stand?

H. Andrew Fulmer - American Outdoor Brands Inc - Chief Financial Officer, Executive Vice President, Treasurer
Yes. I think that's -- directionally, you're right with that, Matt.

Matthew Koranda - ROTH Capital - Analyst
Okay. All right. I appreciate that. And then just maybe the last one is on tariffs and just kind of get a sense for if you're willing to talk about how much exposure you have within your cost of goods to China. How should we think about that in '25? Are we making any incremental sourcing decisions that move some of that away from China in '26 that would sort of materially change the percentage of your COGS coming from China?

Brian Murphy - American Outdoor Brands Inc - President, Chief Executive Officer, Director
Sure. So this is Brian again. So the way that we're thinking about the year is if you recall, we did build up our inventory position to -- in anticipation that there may be some moves, right? And we saw that on Liberation Day on April 2. And so we're in a much -- I think we're in a much better inventory position than others in our space, which we're also benefiting from because we have that inventory that retailers can purchase. And that's going to give us some breathing room out through the next few months.

With that said, we're waiting to see what happens with July 9 in IEEPA tariffs. Like I said, we have a playbook in place, vendors identified, many of whom we already work with, where we can move capacity very, very quickly. And so we have the ability to move. We have moved some of our

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JUNE 26, 2025 / 9:00PM, AOUT.OQ - Q4 2025 American Outdoor Brands Inc Earnings Call

products like Andy alluded to, but it really comes down to just what are the facts and circumstances we're presented with as we move forward and then controlling what we can control.

But like Andy said, the impact of the tariffs, the increased tariffs really won't start hitting until the back half of this year for us, back half of the fiscal year. So from a full year kind of income statement perspective, there will be some impact, but we're going to do our best to try to mitigate even what impact there might be again, to taking price where we can.

I think we're in a good spot there, bleeding off our good inventory that we have right now and then just being agile. Let's just -- let's get the products in the right places with the right quality. And ultimately, everything that we do is going to be through the long-term loans. We're not going to do anything in the short term that's going to jeopardize the long term.

Operator
This concludes our question-and-answer session. I would like to turn the conference back over to Mr. Brian Murphy for any closing remarks.

Brian Murphy - American Outdoor Brands Inc - President, Chief Executive Officer, Director
Thank you, operator. I want to thank our employees whose tireless commitment to innovation allows us to remain focused on executing our long-term vision. And thank you to everyone who joined us today. We look forward to speaking with you again next quarter.

Operator
The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.

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